United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2008 (August 29, 2008)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28926	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Elaine D. Marion was appointed as Chief Financial Officer of ePlus inc. (the “Company”) on August 29, 2008, effective as of September 1, 2008.

Ms. Marion, age 40, has served as Vice President of Accounting of the Company since 2004.  Prior to that, she was the controller of ePlus Technology, inc., a subsidiary of the Company, from 1998 to 2004.  Ms. Marion is a 1995 graduate of George Mason University where she earned a Bachelor’s of Science degree with a concentration in Accounting.

Ms. Marion will succeed Steven J. Mencarini, effective September 1, 2008.  Mr. Mencarini has been appointed and will begin a new role as Senior Vice President of Business Operations of the Company, effective September 1, 2008, and will continue to serve as an executive officer of the Company.  Mr. Mencarini has entered into a new employment contract with the Company, which is filed herewith.

On August 29, 2008, the Company entered into an employment agreement with Ms. Marion (the “Marion Employment Agreement”).  The material terms of the employment agreement are summarized below.

The agreement is effective as of September 1, 2008 and has a term of one (1) year (the “Employment Term”).  If the Employment Term ends without the parties’ entering into a new employment agreement or extending the Employment Term, Ms. Marion shall continue as an at-will employee.  The agreement specifies a base annual salary of $275,000.  In addition, Ms. Marion will be eligible for an annual bonus under the terms and conditions of the Executive Incentive Plan and certain other benefits such as reimbursement of business expenses.

If Ms. Marion’s employment is terminated due to death or Incapacity (as defined in the employment agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the 2009 Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to the greater of (a) an amount equal to one year of her base salary or (b) the balance of her salary through the end of the Employment Term.

Under the terms of the employment agreement, the Company may terminate Ms. Marion’s employment at any time with or without Good Cause (as defined in the employment agreement).  If the Company terminates Ms. Marion’s employment without Good Cause or Ms. Marion terminates her employment for Good Reason (as defined in the employment agreement), then she shall be entitled to (a) payment in an amount equal to one year of her base salary, and (b) continued medical and dental insurance for herself and her dependents through COBRA for a period not longer than one year after termination.  If the Company and Ms. Marion have not entered into a new employment agreement or extended the Employment Term, and within ten (10) days following the end of the Employment Term, either the Company or Ms. Marion gives notice of an at-will termination, then she shall be entitled to (a) an amount equal to one year of her base salary and (b) continued medical and dental insurance for herself and her dependents through COBRA for a period not longer than one year after termination.

Ms. Marion has agreed to non-solicitation, non-compete and confidentiality provisions in her employment agreement.

The foregoing description of the employment agreement is qualified in its entirety by reference to the Marion Employment Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additionally, the Company’s Board of Directors has selected Ms. Marion and Mr. Mencarini to be participants in the Company’s Fiscal Year 2009 Executive Incentive Plan.  The performance criteria and their relative weights for each participant are still to be determined.  For both Ms. Marion and Mr. Mencarini, the cash incentive compensation for fiscal year 2009 can range from 0% to a maximum of 50% of their base salary.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Employment Agreement effective as of September 1, 2008 by and between ePlus inc. and Elaine D. Marion.
99.2	Employment Agreement effective as of September 1, 2008 by and between ePlus inc. and Steven J. Mencarini.
99.3	Press release dated September 2, 2008 issued by ePlus inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Date: September 2, 2008	Chief Financial Officer

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